Exhibit 99.1

United Online Hires Gail Shulman as Executive Vice President and General Counsel

Woodland Hills, CA — (BUSINESS WIRE) — January 3, 2014 — United Online, Inc. (NASDAQ: UNTD) announced today that Gail Shulman will be joining the company on January 7, 2014 as Executive Vice President and General Counsel.  Ms. Shulman comes with a broad base of experience, most recently serving as General Counsel for MIPS Technologies, Inc. where her responsibilities included a wide range of corporate, mergers and acquisitions, intellectual property, and commercial matters.  Before joining MIPS Technologies in 1999, Ms. Shulman worked for Axil Computer, a subsidiary of Hyundai Electronics, where she was the first in-house lawyer and also established Axil Computer’s legal department.  She also spent more than seven years at Thelen, Reid, Brown, Raysman & Steiner, where she specialized in corporate matters, licensing and mergers and acquisitions.

Francis Lobo, President and CEO of United Online, said, “Gail’s wealth of legal and strategic business experience make her a strong addition to the United Online leadership team.  Each of our segments will benefit from her guidance as we continue to differentiate and refine our offerings.”

About United Online

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, provides consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. United Online’s Content & Media segment provides online nostalgia products and services (Classmates and StayFriends) and online loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including NetZero Mobile Broadband (NetZero Wireless).

Contact

Investors:

David Bigelow, 818-287-3560

dbigelow@corp.untd.com

or

Media Inquiries:

Scott Matulis, 818-287-3388

pr@untd.com